EX 16.2
October 3, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Item 4.01 of PFSweb, Inc.’s Form 8-K dated October 3, 2022, and we agree with the statements set forth in Item 4.01(b), insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Whitley Penn LLP